Exhibit 5.1

May 3, 2007

Board of Directors
Corgenix Medical Corporation
11575 Main Street, Suite 400
Broomfield, Colorado 80020

Re:                               Registration Statement on Form S-8 Relating to 3,200,000 Shares of Common Stock Under the 2007 Incentive Compensation Plan and the Second Amended and Restated Employee Stock Purchase Plan

Gentlemen:

We have acted as counsel for Corgenix Medical Corporation, a Nevada corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission.  The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), of 3,200,000 shares of the Company’s common stock, par value $.001 per share (the “Shares”), reserved for issuance under the Company’s 2007 Incentive Compensation Plan and the Company’s Second Amended and Restated Employee Stock Purchase Plan (the “Plans”).

In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares are duly and validly authorized and, when issued as contemplated by the Plans and the Registration Statement, will be legally and validly issued, fully paid and non-assessable shares of capital stock of the Company.

We are members of the Bar of the State of Colorado and do not express any opinion with respect to the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of Colorado. We express no opinion as to either the applicability or effect of the laws of any other jurisdiction. To the extent any of our opinions relate to contractual or corporate matters that might be governed by the laws of any government, regulatory agency or jurisdiction other than the United States, the federal laws of the United States or the State of Colorado, we have assumed with your permission and notwithstanding the foregoing, that the internal laws (without regard to the principles of conflict of laws) of the State of Colorado would apply and govern such matters.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Respectfully submitted,

/s/ Otten, Johnson, Robinson, Neff & Ragonetti, PC

Otten, Johnson, Robinson, Neff & Ragonetti, PC